Exhibit 23.3

Consent of Global Law Office

The Board of Directors and Shareholders of
GC China Turbines Corp.:

We consent to the use in Amendment No. 2 to Registration Statement No. 333-164452 on Form S-1 of our legal opinion dated September 30, 2009 relating to GC China Turbine Corp. appearing in the Prospectus, which is part of this Registration Statement.

/s/ Global Law Office

Global Law Office
Beijing, China
June 9, 2010